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                              UNITED STATES

                  SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): AUGUST 30, 2000

                        --------------------------

                     PACKAGING RESOURCES INCORPORATED

        (Exact name of Registrant as specified in its charter)

         DELAWARE                       333-05885              36-3321568
(State or other jurisdiction     (Commission File Number) (IRS Employer Number)
of Identification incorporation)

                              ONE CONWAY PARK

                        100 FIELD DRIVE, SUITE 300

                        LAKE FOREST, ILLINOIS 60045

            (Address of principal executive offices) (Zip Code)

                              (847) 295-6100

            (Registrant's telephone number, including area code)

                                    N/A

        (Former name or former address, if changed since last report)


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                             ITEM 5.  OTHER EVENTS.


     On August 30, 2000, two affiliated holders of Senior Secured Notes due May 1, 2003 (the "PRI Notes") of Packaging Resources Incorporated ("PRI") and Senior Notes due June 30, 2003 (the "Group Notes") of Packaging Resources Group, Inc., the sole stockholder of PRI ("Group"), filed in the Circuit Court of Lake County, Illinois a complaint (the "Complaint") against PRI, Group, HPH Industries, Ltd., the sole stockholder of Group ("HPH"), Howard P. Hoeper, the sole stockholder of HPH and the Chairman of the Board, Chief Executive Officer and President of both PRI and Group ("Hoeper"), and Jerry
J. Corirossi, the Chief Financial Officer of both PRI and Group (collectively, the "Defendants").

     The plaintiffs allege, among other things, in the Complaint that the Defendants breached their fiduciary duties owed to the creditors of PRI and Group by entering into a Stock Purchase Agreement dated as of August 25, 2000 by and between HPH, Hoeper, Dennis Mehiel and Sweetheart Cup Company Inc. (the "Purchase Agreement"), rather than pursuing an alternative transaction. The plaintiffs are seeking, among other things, injunctive relief with respect to the sale contemplated by the Purchase Agreement. The plaintiffs also are seeking to avoid certain payments made by PRI and Group to HPH and Hoeper in connection with the 1996 refinancing of PRI and Group and pursuant to a management agreement between HPH and PRI. The Defendants believe the allegations set forth in the Complaint are without merit and intend to vigorously defend the lawsuit.

     In addition, on August 30, 2000, the same affiliated holders of Group Notes delivered to Group a notice purporting to accelerate the payment of all outstanding principal of, and accrued but unpaid interest on, the Group Notes. As of August 30, 2000, the aggregate principal amount of Group Notes outstanding was $27.8 million.


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SIGNATURES:

Pursuant to the requirements of the securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PACKAGING RESOURCES INCORPORATED, a Delaware corporation

Date: September 7, 2000


By:    /s/ Jerry J. Corirossi
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Name:  Jerry J. Corirossi
Title: Executive Vice President, Finance and Administration
       Chief Financial Officer and duly authorized officer